Exhibit 4.13

KPMG LLP
700 Louisiana Street
Houston, TX 77002

February 4, 2009
Alberta Securities Commission
British Columbia Securities Commission
The Manitoba Securities Commission
New Brunswick Securities Commission
Securities Commission of Newfoundland and Labrador
Nova Scotia Securities Commission
Ontario Securities Commission
Prince Edward Island Securities Office
Autorite des marches financiers
Saskatchewan Financial Services Commission — Securities Division
Registrar of Securities, Government of the Yukon
Ladies and Gentlemen:
Re: Precision Drilling Trust (the Trust)
We refer to the short form prospectus (prospectus) dated February 4, 2009 relating to the sale and issue of trust units, debt securities, warrants, and subscription receipts of Precision Drilling Trust. The prospectus incorporates by reference the consolidated financial statements of Grey Wolf, Inc., a company acquired by the Trust on December 23, 2008.
We consent to the use, through incorporation by reference in the above-mentioned prospectus, of our report dated February 28, 2008, except as to notes 13 and 14 to the consolidated financial statements which are as of January 20, 2009 to the Board of Directors of Precision Drilling Corporation, as Administrator of Precision Drilling Trust on the following consolidated financial statements:
Consolidated balance sheets as at December 31, 2007 and 2006;
Consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and related financial statement schedule.
We report that we have read the prospectus and all information specifically incorporated by reference therein and have no reason to believe that there are any misrepresentations in the information obtained therein that are derived from the consolidated financial statements upon which we have reported or that are within our knowledge as a result of our audit of such consolidated financial statements.

Alberta Securities Commission et al.
February 4, 2009

This letter is provided solely for the purpose of assisting the securities regulatory authorities to which it is addressed in discharging their responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter, or any reliance or decisions based on it, are the responsibility of such third parties. We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this letter.
Yours very truly,
/s/ KPMG LLP